Exhibit 99.1

TICC Announces Results of Operations for the Quarter and the Year Ended December 31, 2011 and

Announces Quarterly Distribution of $0.27 per share

GREENWICH, CT – 03/08/2012 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter and year ended December 31, 2011, and a distribution of $0.27 per share for the first quarter of 2012.

HIGHLIGHTS

•

For the year ended December 31, 2011, we recorded approximately $45.2 million of total investment income and $30.0 million of net investment income, compared to $33.5 million of total investment income and $24.2 million of net investment income for the year ended December 31, 2010.

•

For the quarter ended December 31, 2011, we recorded net investment income of approximately $8.3 million, or approximately $0.25 per share. Excluding the impact of a capital gains incentive fee accrual increase of approximately $235,000, our core net investment income(1) was approximately $8.5 million, or approximately $0.26 per share. We also recorded net unrealized depreciation of approximately $2.3 million and net realized capital gains of approximately $0.9 million. In total, we had a net increase in net assets resulting from operations of approximately $6.9 million or approximately $0.21 per share for the fourth quarter.

•	Total investment income for the fourth quarter of 2011 amounted to approximately $13.2 million which represents an increase of approximately $2.1 million over the third quarter of 2011.

•	As of the end of the fourth quarter of 2011 there were no loans on non-accrual status.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the fourth quarter of 2011 (compared to 2.2 at the end of the third quarter of 2011).

•

Our operating expenses before the capital gains incentive fee for the quarter ended December 31, 2011 were approximately $4.7 million, up from the third quarter of 2011 by approximately $1.0 million due largely to increased interest expense and other debt financing expenses as well as higher net investment income incentive fees.

•

The capital gains incentive fee expense increased by approximately $235,000 for the quarter ended December 31, 2011, and for the year ended December 31, 2011 that figure was approximately $1.1 million. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (the “Agreement”) on such date. The $1.1 million capital gains incentive fee accrual for the year ending December 31, 2011 relates entirely to the hypothetical liquidation calculation.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation. Based on the terms of the Agreement, no capital gains incentive fee is due as of December 31, 2011.

•	Our Board of Directors has declared a distribution of $0.27 per share for the first quarter of 2012.

•	Payable Date: March 30, 2012

•	Record Date: March 21, 2012

•

During the fourth quarter of 2011, we deployed approximately $60.3 million in 18 investments in addition to the prior three quarters’ deployment of approximately $212.2 million for a total deployment of approximately $272.5 million for the calendar year 2011.

•

With respect to our CLO investments for the quarter ending December 31, 2011, we recorded approximately $1.0 million in interest payments, $56,000 in principal payments at par and approximately $3.9 million in equity distributions. In total, since we began investing in this asset class through December 31, 2011, we have recorded approximately $7.0 million in interest payments, $2.8 million in principal payments at par and $16.3 million in CLO equity distributions.

•	At the end of the fourth quarter, this asset class represented approximately 21.3% of our total assets on a fair value basis.

•	At December 31, 2011, the weighted average yield of our debt investments was approximately 11.3%, compared with 11.4% at September 30, 2011.

•	At December 31, 2011, net asset value per share was $9.30 compared with the net asset value per share at September 30, 2011 of $9.34.

(1)	Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee is based on a hypothetical event that did not occur, we believe that core net investment income is a useful indicator of non-hypothetical transactions during this period.

The following table provides a reconciliation of net investment income to core net investment income for the three months and year ended December 31, 2011:

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$8,312,896	$0.254	$30,000,141	$0.925
Capital gains incentive fee	235,461	0.007	1,108,749	0.034

Core net investment income	$8,548,357	$0.261	$31,108,890	$0.959

We will host a conference call to discuss our fourth quarter and year end results today, Thursday March 8, 2012 at 10:00 AM ET. Please call 877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10011213.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2011, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	December 31, 2011	December 31, 2010
ASSETS

Non-affiliated/non-control investments (cost: $372,091,255 @ 12/31/11; $207,854,154 @ 12/31/10)	$375,793,839	$229,385,715
Control investments (cost: $17,434,371 @ 12/31/11; $18,346,533 @ 12/31/10)	15,675,000	18,150,000

Total investments at fair value	391,468,839	247,535,715

Cash and cash equivalents	4,494,793	68,780,866
Restricted cash	23,183,698	—
Deferred debt issuance costs	2,895,873	—
Interest receivable	1,837,882	1,488,984
Other assets	238,485	94,518

Total assets	$424,119,570	$317,900,083

LIABILITIES
Notes payable, net of discount	$99,710,826	$—
Accrued interest payable	1,076,113	—
Investment advisory fee payable to affiliate	2,895,799	1,760,896
Accrued capital gains incentive fee to affiliate	1,108,749	—
Securities purchased not settled	13,352,500	1,837,500
Accrued expenses	873,592	184,146

Total liabilities	119,017,579	3,782,542

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 32,818,428 and 31,886,367 issued and outstanding, respectively	328,184	318,864
Capital in excess of par value	376,997,156	369,163,104
Net unrealized appreciation on investments	1,943,213	21,335,028
Accumulated net realized losses on investments	(70,944,495)	(74,545,034)
Distributions in excess of investment income	(3,222,067)	(2,154,421)

Total net assets	305,101,991	314,117,541

Total liabilities and net assets	$424,119,570	$317,900,083

Net asset value per common share	$9.30	$9.85

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$29,604,441	$26,959,707	$17,907,924
Distributions from securitization vehicles and equity investments	13,079,923	3,728,638	—
Commitment, amendment fee income and other income	920,945	968,317	129,265

Total investment income from non-affiliated/non-control investments	43,605,309	31,656,662	18,037,189

From control investments:
Interest income - debt investments	1,582,881	1,849,929	2,470,603

Total investment income	45,188,190	33,506,591	20,507,792

EXPENSES
Compensation expense	1,090,626	1,020,950	971,356
Investment advisory fees	7,317,273	5,043,973	4,070,205
Professional fees	1,190,999	1,033,650	1,305,894
Interest expense and other debt financing expenses	1,243,584	—	—
Insurance	68,450	75,419	75,974
Directors’ fees	222,749	178,750	193,000
Transfer agent and custodian fees	116,592	105,389	98,012
General and administrative	587,314	401,366	249,567

Total expenses before incentive fees	11,837,587	7,859,497	6,964,008

Net investment income incentive fees	2,241,713	1,403,597	51,800
Capital gains incentive fees	1,108,749	—	—

Total incentive fees	3,350,462	1,403,597	51,800

Total expenses	15,188,049	9,263,094	7,015,808

Net investment income	30,000,141	24,243,497	13,491,984

Net change in unrealized (depreciation) appreciation on investments	(19,391,815)	81,836,604	32,203,525

Net realized gains (losses) on investments	3,600,539	(42,132,660)	(10,513,051)

Net increase in net assets resulting from operations	$14,208,865	$63,947,441	$35,182,458

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.92	$0.89	$0.51
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.44	$2.35	$1.32
Weighted average shares of common stock outstanding:
Basic and diluted	32,433,101	27,253,552	26,624,217

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Per Share Data
Net asset value at beginning of period	$9.85	$8.36	$7.68	$11.94	$13.77

Net investment income(1)	0.92	0.89	0.51	0.91	1.32
Net realized and unrealized capital gains (losses)(2)	(0.47)	1.19	0.81	(2.94)	(1.79)

Total from net investment operations	0.45	2.08	1.32	(2.03)	(0.47)

Distributions from net investment income	(0.99)	(0.81)	(0.60)	(0.98)	(1.37)
Distributions from net realized capital gains	—	—	—	—	(0.05)
Tax return of capital distributions	—	—	—	(0.08)	(0.02)

Total distributions(3)	(0.99)	(0.81)	(0.60)	(1.06)	(1.44)

Effect of shares issued, net of offering expenses	(0.01)	0.22	(0.04)	(1.17)	0.08

Net asset value at end of period	$9.30	$9.85	$8.36	$7.68	$11.94

Per share market value at beginning of period	$11.21	$6.05	$3.80	$9.23	$16.14
Per share market value at end of period	$8.65	$11.21	$6.05	$3.80	$9.23
Total return(4)	(14.19%)	102.39%	81.15%	(50.23%)	(36.26%)
Shares outstanding at end of period	32,818,428	31,886,367	26,813,216	26,483,546	21,563,717
Ratios/Supplemental Data
Net assets at end of period (000’s)	305,102	314,118	224,092	203,367	257,370
Average net assets (000’s)	318,305	243,723	206,183	251,320	277,994
Ratio of expenses to average net assets:
Expenses before incentive fees	3.72%	3.22%	3.38%	5.82%	5.90%
Net investment income incentive fees	0.70%	0.58%	0.02%	0.19%	0.09%
Capital gains incentive fees	0.35%	—	—	—	—

Total ratio of expenses to average net assets	4.77%	3.80%	3.40%	6.01%	5.99%

Ratio of expenses, excluding interest expense, to average net assets	4.38%	3.80%	3.40%	4.10%	3.72%
Ratio of net investment income to average net assets	9.42%	9.95%	6.54%	8.83%	9.78%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. For the years ending December 31, 2008 and 2007, approximately $0.08 per share and $0.02 per share of the Company’s distributions were characterized as a tax return of capital to the Company’s stockholders, respectively.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.